Exhibit 99.1

CFO Peter Hunt Leaving Pinnacle Airlines Corp.

Memphis, Tenn. (June 2, 2011) – Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that Vice President and CFO Peter D. Hunt is leaving the company to become Senior Vice President and Chief Financial Officer of Virgin America Airlines in San Francisco.  His last day at Pinnacle will be June 15.

“This was a difficult decision,” Hunt said. “I love working at Pinnacle and am very proud of the success we achieved and how we met the challenges that are inherent in the airline industry. I have confidence in Pinnacle, its people and its future growth prospects, and am proud to have been part of shaping that legacy.”

Pinnacle Board of Directors Chairman and Interim CEO Donald J. Breeding said the Board will begin an immediate search for Hunt’s replacement in consultation with Sean Menke, who will become Pinnacle’s Chief Executive Officer on July 1.

“The CFO plays a vital role on any CEO’s team, particularly during a time of change and transition,” said Breeding.  “We view this as an opportunity to bring in another strong CFO who will help us take full advantage of our strong financial position.”

“Peter is a key reason Pinnacle has bright prospects for long-term growth. He is an exceptionally talented executive and while we will certainly miss him, we wish him continued success.”

Hunt joined Pinnacle in December 2004. During his tenure, he helped guide the acquisition of two regional airlines that presently serve three of the world’s largest major air carriers. In 2010, Pinnacle earned revenues of more than $1 billion with a fleet of nearly 300 aircraft as one of the largest and most versatile regional airlines in the world.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc., Mesaba Aviation, Inc. and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 88 turboprops on more than 1,650 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

Media Contact:  Joe Williams  (901-346-6162 / jfwilliams@pncl.com)